Exhibit 3.1
CERTIFICATE OF INCORPORATION
OF
ZAZA ENERGY CORPORATION
          The undersigned, in order to form a corporation pursuant to Section 102 of the General Corporation Law of Delaware, does hereby certify:
          FIRST: The name of the corporation is ZaZa Energy Corporation (the “Corporation”).
          SECOND: The address of the Corporation’s registered office in the State of Delaware is Corporation Trust Company, 1209 Orange Street, City of Wilmington, New Castle, Delaware 19801. The name of the Corporation’s registered agent at such address is The Corporation Trust Company.
          THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.
          FOURTH: The total number of shares of stock which the Corporation is authorized to issue is one hundred (100) shares of common stock, having a par value of $0.01 per share.
          FIFTH: The business and affairs of the Corporation shall be managed by or under the direction of the board of directors. Elections of directors need not be by written ballot unless the bylaws of the Corporation shall otherwise provide.
          SIXTH: In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the board of directors of the Corporation is expressly authorized to adopt, amend, or repeal the bylaws of the Corporation.
          SEVENTH: A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director,

except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of the State of Delaware, or (iv) for any transaction from which the director derived an improper personal benefit. If the General Corporation Law of the State of Delaware is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law of the State of Delaware, as so amended. Any repeal or modification of this Article SEVENTH shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.
          EIGHTH: The Corporation reserves the right to amend, alter, change, or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred herein are granted subject to this reservation.
          NINTH: The name and mailing address of the incorporator is as follows:

Name	Mailing Address
Richard B. Goldstein	Fried, Frank, Harris, Shriver & Jacobson LLP One New York Plaza New York, New York 10004-1980
I, the undersigned, for the purpose of forming a corporation under the laws of the State of Delaware do make, file and record this Certificate of Incorporation, and, accordingly, have hereto set my hand this 4th day of August, 2011.
/s/ Richard Goldstein
Richard Goldstein, Incorporator